Exhibit 99.2

The transformation to a holding company structure described in this presentation involves securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in connection with the transformation to a holding company structure, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original document for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

[Translation] Transformation to a Holding Company Structure Hirogin Holdings, Inc. May 12, 2020

1. Reasons and Purposes for the Transformation to a Holding Company Structure Reasons and purposes for the transformation to a holding company structure For many years, from the perspective of implementing the group-integrated operation, we have made an effort to strengthen in-group cooperation, and have built a position as a leading bank group in the region by demonstrating our comprehensive strength, and have also proceeded with healthy management on a stable operating base. However, it is expected that the management environment encompassing current financial institutions, particularly regional financial institutions, will become harsher due to issues such as population decrease and entry from other industries. Moreover, customers’ needs are becoming more diversified, complex, and sophisticated. Therefore, it is considered that it will become more difficult for the current bank-centered structure to respond flexibly to the changes in the management environment, including the easing of regulations, etc. or to accurately respond to customers’ needs. In this situation, in order for us to aim to become a regional comprehensive services group that meets all the needs of its customers, with a focus on finance, and to aim to constantly improve the popularity within the regional market and corporate value of our group, it is necessary to further strengthen group governance as well as to further expand the operation axis and enhance group synergy. To do so, we have determined that it is necessary to evolve into a holding company structure, which will be the new group management structure. April 2020 Incorporation of Hirogin Capital Partners [Efforts for the group-integrated operation until now] January 2015 Conversion of Hirogin Guarantee and October 2020 Transform to a holding company structure Hirogin Card Service into wholly owned subsidiaries 2019 2020 August 2017 Incorporation of Hirogin REIT Management April 2019 Hiroshima Bank absorbs and merges Hirogin Wealth Management 2018 July 2018 Hirogin Business Service absorbs and merges Hirogin Business Support 2017 April 2018 Hirogin Lease absorbs and merges Hirogin Auto Lease June 2017 Conversion of Hirogin Securities into a wholly owned subsidiary 2015 1  We will aim to become a “regional comprehensive services group” that makes thorough efforts to solve every issue, including those in non-financial areas, in response to customers’ needs becoming more diversified, complex, and sophisticated. Actively commit to development of the region

2. Management Philosophy in a Holding Company Structure Management philosophy (Management vision + Code of conduct) The holding company’s management philosophy will be as described below, aiming to realize “further contribution to the regional community and customers” and “our group’s sustainable growth and improvement of corporate value.” Contribute to the creation of a prosperous future for the regional community as a trusted regional comprehensive services group by closely offering thorough support to customers Hirogin Holdings will endeavor to create the shared values with the regional community and realize a sustainable society, based on five items of the code of conduct. Management Philosophy (Management Vision + Code of Conduct) Contribution to the regional community Work in step with the regional community to actively contribute to its development  Contribution to customers Think and act from the customer's point of view to contribute to their prosperous life and business development 2 Improvement of corporate value Continuously improve the corporate value 3 Enhancement of “employee satisfaction” Create a cheerful, rewarding corporate group where everyone works healthfully 4 5 Compliance Exercise a high level of compliance 2 Code of Conduct Management Vision

3. Outline of the Holding Company Hirogin Holdings, Inc. listing 3 (i) Head office 1-1-7, Nishikaniya, Minami-ku, Hiroshima-shi (ii) Representative Koji Ikeda, Chairman (Current Chairman of The Hiroshima Bank) Toshio Heya, President (Current President of The Hiroshima Bank) (iii) Business description Business management of banks and other companies that a bank holding company may have as its subsidiaries pursuant to the Banking Act and any other business activities incidental or related thereto. In addition to those described in the above item, business activities that a bank holding company may engage in pursuant to the Banking Act. (iv) Stated capital 60,000 million yen (v) Incorporation date October 1, 2020 (vi) Fiscal year end March 31 (vii) Stock exchange for First Section of the Tokyo Stock Exchange (viii) Share units 100 shares The trade name clarifies that Hirogin Holdings is a holding company of our group and expresses ambitions to further foster our group’s sense of unity and improve the market popularity by bearing “Hirogin,” which is the brand that has been built up by each company of the group. Ambitions expressed in the trade name

4. Management System (Governance System) of the Holding Company

◻ Chart of the corporate governance system under the holding company structure


Holding Company
Shareholders Meeting
Board of Directors
Audit & Supervisory Committee
Nominating & Compensation Advisory Committee
Comprehensive Risk Management Committee
Compliance Committee
etc.
Group Management Board
Secretarial Office
Management Planning Division
Business Management Division
Business Audit Division
Group Business Strategy Division
Digital Innovation Division
Business Supervisory Division
Instruct･Manage･Supervise
Discuss･Report･Consult
Affiliates
The Hiroshima Bank (incl. its subsidiaries)
Hirogin Securities
Shimanami Servicer
Hirogin Capital Partners
Hirogin Lease

- The holding company will be a company with an audit and supervisory committee, and will establish a mechanism of swift decision-making and efficient business operation by delegating the authority to execute important duties, in addition to strengthening governance.
- By having the holding company specialize in managing and supervising the group management and separating management supervision and execution of duties, business management of the group will be strengthened and effective group governance will be established.
- Specific business plans and measures will be formulated and implemented based on the whole group's management policy and strategy formulated in the holding company.

4

5. Group Structure (Flow of the Transformation to a Holding Company Structure) Steps for the transformation to a holding company structure Step 1 Dated as of October 1, 2020, we will be a wholly owned subsidiary of the holding company by incorporation of a holding company through our sole-share transfer. After the incorporation of the holding company, from the perspective of further enhancing group cooperation and synergy, among other factors, our three wholly owned subsidiaries (Hirogin Securities Co., Ltd., Shimanami Servicer Co., Ltd., and Hirogin Capital Partners Co., Ltd.) and our equity method affiliate (Hirogin Lease Co., Ltd.) are scheduled to be reorganized as direct investment companies of the holding company, by providing all our holding shares to the holding company by dividend in kind. The specific particulars, method, timing, and other detailed information relating to the reorganization will be announced once they are decided. Step 2 Current At incorporation of the holding company 5 Hirogin Lease Shareholders The Hiroshima Bank Hirogin Business Service Hirogin Securities Shimanami Servicer Hirogin REIT Management Hirogin Capital Partners Hirogin Card Service Hirogin Guarantee Hirogin Lease Non-consolidated subsidiaries (three companies) Shareholders Hirogin Holdings The Hiroshima Bank Hirogin Business Service Hirogin REIT Management Hirogin Card Service Hirogin Guarantee Non-consolidated subsidiaries (three companies) Hirogin Securities Shimanami Servicer Hirogin Capital Partners Shareholders Hirogin Holdings The Hiroshima Bank Hirogin Business Service Hirogin Securities Shimanami Servicer Hirogin REIT Management Hirogin Capital Partners Hirogin Card Service Hirogin Guarantee Hirogin Lease Non-consolidated subsidiaries (three companies) After incorporation of the holding company

6. Business Model in the Holding Company Structure Business model of the holding company  Management Philosophy (Management Vision) By closely offering thorough support to customers and Contribute to the creation of a prosperous future for the regional community As a regional comprehensive services group Development of the region and growth of customers Contribution to achieving SDGs Further expansion of the operation axis through transformation to a holding company structure Further risk-taking in the region Differentiation with other companies (Source of competitive advantgae) 6 Provision of Solutions operation axis Deepening and expanding of the be trusted Relations with the regional community and customers Deepening and expanding the customer axis High evaluation from the market (investors and shareholders) Sustainable growth of the group • Strengthening profitability • Establishment of a stable management base • Improvement of corporate value (fulfilling shareholder return) High evaluation from the regional community and customers While deepening and expanding the operation axis and customer axis in the market of four local prefectures (Okayama, Yamaguchi, and Ehime) centering on Hiroshima, which has potentials (such as economic scale and growth opportunities), the holding company will thoroughly work on solving every issue faced by the regional community and customers and actively commit itself to the development of the region, thereby realizing its management philosophy and achieving the group’s sustainable growth.

7. Approaches Toward Expansion of Income  Vision for future income expansion [Deepening and expansion of operation axis and customer axis] [Specific approaches]  Utilization of group company’s functions  Utilization of alliances with other companies and business categories Business assessment Corporate customer Understanding needs Family asset management Individual customer Income of the group company, etc.  Support for measures regarding inheritance and business succession  Equity operations  Urban redevelopment support and tourism campaigns Excl. Bank Income from consulting business Provide solutions for the sectors including non-financial sectors by utilizing various functions of the group And business alliances for corporate and individual customers, etc. Income regarding traditional financial services (Interest from money lending and disbursement, etc.) Bank Provision of various solutions to solve customers’ issues Contribution to regional development and growth of customers Group’s sustainable growth Realization of management philosophy 7 Solution Relations Reformation of income structure towards establishment of a stable management foundation While strengthening the existing approach in relation to the financial sector, centering on loan and deposit services as well as support for services for which the needs are expected to increase, such as inheritance and business succession as well as equity operations, etc., the holding company will proceed to provide solutions for the sectors including non-financial sectors by utilizing various functions of the group and alliances with other companies and business categories.

8. Realization of Group Synergy Realization of group synergy in a holding company structure  Hiroshima Bank Shimanami Servicer Credit manage ment Hirogin Securities Bank Securities Hirogin Capital Partners Equity invest ment “Regional comprehensive services that meets all theeeds of its customers Leasing Hirogin Card Service Settle ment Hirogin Lease Regional develop ment Hirogin REIT Management Operation stream Credit guarantee lining Hirogin Hirogin Business Service Guarantee 8 We aim to maximize the group’s synergy by further strengthening group-integrated operation and in-group cooperation under the new group management structure, and also utilizing the features and strengths of each group company.

9. Management Objectives and Basic Policies (Three Main Components in the Mid-term Plan)

◻ Management objectives (FY2023 objectives)

We will aim to achieve over 27 billion yen of net profit attributable to owners of the parent and 12% or more of contribution to the consolidated group companies during FY2023 by effectively implementing the management policies and the management strategies to fully utilize the group synergies through the transformation to a holding company structure.

		FY2019 Results	FY2023 Objectives
Holding Company	Net profit attributable to owners of the parent	24.2 billion yen	Over 27 billion yen
	Consolidated ROE	5.0%	5% or more
	Consolidated capital Adequacy Ratio	10.8%	10% or more
Bank	Income from consulting work for corporate and individual customers } total	12.6 billion yen	16 billion yen or more
Excluding Bank	Net profit of the group companies*1 } total		
Excluding Bank	Contribution to the consolidated group companies*2	7.9%	12% or more

Around 20% will be aimed for in the mid-to-long term.

*The objective figures are set based on the current interest rates and may vary depending on changes in the management environment.

*1 Net profit of the group companies = Total of net profit of consolidated subsidiaries, excluding the bank, and the amount of net profit of equity method affiliate multiplied by investment ratio

*2 Contribution to the consolidated group companies = Net profit of the group companies (*1) / Net profit attributable to owners of the parent

◻ Basic policies in the mid-term plan <October 2020 to FY2023>

For the markets in the four local prefectures centering on Hiroshima, we will make a thorough effort to resolve problems of the regional community and customers in order to contribute to the regional development.

Strengthen the efforts to resolve problems of the regional community, aiming for regional vitalization

Deepen the core business of each group company to contribute to growth of customers and expand the group-integrated business areas (establish new profitable areas)

Establish a stable management base to support the sustainable growth of the regional community and customers

9

10. Future Schedule Future schedule toward the transformation to a holding company structure Hirogin Holdings will be incorporated on October 1, 2020 on the assumption that approval at the annual shareholders meeting and necessary approvals of the relevant authorities will be obtained, and will be listed on the first section of the Tokyo Stock Exchange on the same day. First Half of FY2020 Scheduled Share Transfer Ratio One share Date on which the incorporation of the Holding Company will be registered Annual Shareholders Meeting to approve the share transfer plan One share Jun. 25 Oct. 1 Date on which the shares of the Holding Company will be listed Date on which our shares will be delisted Sept. 29 10 Hirogin HD shares Hiroshima Bank shares Second Half of FY2020

 • All or part of the contents written in this material are subject to revision or change without prior notice. • This material contains a forecast of future performance, etc., but it does not guarantee the future performance, etc., and may involve risks and uncertainties. Please note that the future performance may vary depending on changes in the management environment.